Exhibit 5


                [Letterhead of Van DeWater and Van DeWater, LLP]


                                  July 17, 1998



Board of Directors
Premier National Bancorp, Inc.
Route 55
LaGrangeville, New York  12540

Ladies and Gentlemen:

         Reference is made to the Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to the Registration Statement on Form S-4 (File No. 333-49793) (the "Registration Statement") of Premier National Bancorp, Inc. ("Premier") relating to shares of Premier common stock, par value $0.80 per share ("Premier Common Stock"), which may be offered to holders of options ("Progressive Options") to purchase shares of common stock of Progressive Bank, Inc. ("Progressive"), par value $1.00 per share ("Progressive Common Stock"), made under the Progressive Bank, Inc. 1997 Employee Stock Option Plan, the Progressive Bank, Inc. 1993 Non-Qualified Stock Option Plan for Directors, the Progressive Bank, Inc. Amended and Restated Incentive Stock Option Plan, and the Pawling Savings Bank Incentive Stock Option Plan (collectively, the "Progressive Plans"), which Progressive Options have been assumed by Premier and converted into a right to purchase shares of Premier Common Stock pursuant to the terms of an Agreement and Plan of Reorganization and a related Plan of Merger, both dated as of December 16, 1997, by and among Hudson Chartered Bancorp, Inc., Progressive and certain of their respective affiliates (collectively, the "Reorganization Agreement"). You have asked us to furnish an opinion to be included as Exhibit 5 to the Post-Effective Amendment. This opinion relates only to shares of Premier Common Stock that may be issued to holders of Progressive Options outstanding on the Effective Date (as defined in Section 4.9 of the Reorganization Agreement).

         In conjunction with the furnishing of this opinion, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed necessary to render this opinion. Based upon such examination and investigation, and upon the assumptions that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that:

                  1. The shares of Premier Common Stock that may be offered to holders of Progressive Options after the Effective Date have been duly authorized by Premier.


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                  2. The shares of Premier Common Stock to be issued upon
exercise of any Progressive Options in accordance with the terms of the Progressive Plans and any stock option agreement pursuant thereto, upon receipt by Premier of the consideration required thereby, will be validly issued, fully paid and nonassessable.

                  We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to our firm and our opinion in
Item 5 thereof and in any additional amendments to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    /s/ Van DeWater & Van DeWater

                                    Van DeWater & Van DeWater, LLP